                     RECEIVABLES PURCHASE AND SALE AGREEMENT


         This Receivables Purchase and Sale Agreement (the "Agreement") is entered into as of May 30, 1996, by and among HEALTHPARTNERS FUNDING, L.P., a Delaware limited partnership, (the "Purchaser") and WENDT-BRISTOL DIAGNOSTICS COMPANY, L.P., a Delaware limited partnership, THE WENDT-BRISTOL COMPANY, a Delaware corporation, ETHAN ALLEN CARE CENTER, INC., an Ohio corporation and WENDT-BRISTOL HOME HEALTH CARE COMPANY, an Ohio corporation (collectively, the "Seller").

                                   WITNESSETH

WHEREAS, Purchaser is in the business of purchasing receivables; and

WHEREAS, Seller is desirous of selling to Purchaser certain of its receivables generated in the ordinary course of Seller's business; and

WHEREAS, Purchaser and Seller wish to confirm the terms and conditions pursuant to which certain receivables of Seller will be sold to Purchaser during the term of this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.       Definitions.

         The following definitions shall apply to the following terms wherever used in the Purchase Documents (such definitions to be equally applicable to both the singular and plural forms of such terms), except where the terms are expressly defined otherwise or where the context clearly requires otherwise:

         Affiliate (or a Person "affiliated with" a specified Person). Any Person directly or indirectly, through one or more intermediaries, controlling or controlled by, or under direct or indirect common control with, another Person. A person shall be deemed to control another Person for the purposes of this definition if such first Person possesses, directly or indirectly, the power to direct, or to cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, through common directors, trustees or officers, by contract or otherwise.

         Agreement. This Receivables Purchase and Sale Agreement, with any and all exhibits and schedules attached hereto, and any and all amendments, supplements and modifications hereof.

         Authorized Persons. The Persons designated in writing from time to time by the Seller on behalf of Seller with respect to all matters involving this Agreement.

         Bankruptcy Event. With respect to any Person, when: (a) a receiver, custodian, liquidator or trustee of any of its assets is appointed by court order; (b) an order for relief under any bankruptcy, reorganization or insolvency Law is entered after the filing of a petition by or against it; (c) a petition to reorganize or rehabilitate it under any bankruptcy, reorganization or insolvency Laws is filed against it and is not dismissed within thirty (30) days of the filing thereof; (d) such Person requests reorganization, arrangement, composition, readjustment, dissolution, rehabilitation, liquidation or similar relief under any provision of any present or future Law or consents to the filing of any petition against it under such Law; or (e) such Person makes a general assignment for the benefit of its creditors, admits in writing its inability to pay its debts generally as they become due, generally fails to pay its debts as they become due, consents to the appointment of a receiver, trustee or liquidator of all or any part of its assets, or otherwise commits any similar act.

         Batch. A group of Eligible Receivables periodically submitted by each Seller to Purchaser for Purchase pursuant to the terms hereof or a group of such Eligible Receivables actually purchased, as applicable.

         Business Day. A day other than Saturday or Sunday on which the United States Post Office is open for regular business in the State of Maryland.

         Claim Date. The date of submission of a claim to the Insurer obligated to pay a Receivable.

         Collection Period. The period from the Purchase Date of such a Batch through and including ninety (90) days from the Purchase Date; provided that at the option of Purchaser the Collection Period may be extended pursuant to a written notification to Seller together with the terms of such extension.

         Collections. All cash collections or cash proceeds received by the Purchaser or by the Seller on behalf of the Purchaser in respect of any Purchased Receivables or Related Security or other Receivables of Seller, as appropriate.

         Commitment. One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00).

         Delinquent Purchased Receivable. A Purchased Receivable which, (i) remains unpaid in whole or in part after the later of the date which is (a) more than ninety (90) days after the Claim Date thereof or (b) at the expiration of the Collection Period applicable thereto or (ii) is not recoverable as determined in good faith by Purchaser.

         Eligible Insurer. An Insurer approved by the Purchaser in its reasonable discretion, which approval shall be determined when practicable through the use of objective crite-ria, including, without limitation, those certain ratings published from time to time by A.M. Best & Company.

         Eligible Receivable. A Receivable which satisfies all of the following criteria:

         (a) such Receivable is a bona fide undisputed contractual or other obligation owed to Seller by an Eligible Insurer or under a Government Program (or assigned to Seller by a Patient) that arises from the Seller having performed Medical Services with respect to a Patient entitled to benefits under either an insurance policy between the Patient and the Insurer or from a Government Program;

         (b) the insurance claim related thereto has been (i) verified by a process approved by the Purchaser and (ii) forwarded to the Insurer for payment, except for nursing home and home health claims generated in between Seller's billing cycles for which Seller has generated an internal invoice and forwarded same to the Purchaser; and

         (c) such Receivable is not an Excluded Receivable.

         Excluded Receivables. The following Receivables shall not constitute Eligible Receivables;

         (a) Receivables that are evidenced by promissory notes or other instruments or chattel paper;

         (b) Receivables that represent amounts due from Affiliates or employees of the Seller;

         (c) Receivables that are subject to any Lien;

         (d) Receivables that represent amounts due from a payor located outside the United States of America;

         (e) Receivables payable in any currency other than United States dollars;

         (f) Receivables that represent amounts due from an Insurer with respect to which a Bankruptcy Event has occurred and is continuing.

         Government Programs. Medicare, Medicaid, Title V Maternal and Child Health Services Block Grant Program and the Title XX Social Services Block Grant Program.

         Initial Offer. As defined in Section 2.1.

         Initial Payment. With respect to a Batch, an amount equal to eighty-five percent (85%) of the Purchase Price for a Batch, payable on the Purchase Date.

         Insurer. A Person that insures a Patient against certain of the costs incurred in the receipt by such Patient of Medical Services.

         Investment. At any time, that portion of the Purchase Price actually paid by the Purchaser to Seller for Purchased Receivables which have not been re-assigned by Purchaser to Seller, less all Collections with respect thereto which have been received by the Purchaser.

         Law or Laws. Statute(s), law(s), ordinance(s), regulation(s), order(s), writ(s), injunction(s) or decree(s) of any political or governmental body or tribunal (federal, state, county, municipal, foreign or domestic, or otherwise) having competent jurisdiction.

         Lien. Any claim, mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including without limitation, any agreement to allow or give any of the foregoing), any conditional sale or other title retention agreement, or any lease in the nature thereof, or the interest of the lessor under any capitalized lease obligation.

         Medical Services. Medical and health care services provided to a Patient, including, but not limited to, medical and health care services provided to a Patient and performed by Seller which are covered by a policy of insurance issued by an Insurer, and includes physician services, nurse and therapist services (including staffing services), dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, diagnostic services (including without limitation, x-ray, mammography, C-T scan, Magnetic Resonance Imaging, angio-fluoroscopy, and ultrasound services) and medicine or health care equipment provided by Seller to a Patient for a necessary or specifically requested valid and proper medical or health purpose.

         Medicare and Medicaid. As the context may require, the Medicare program existing pursuant to 42 U.S.C. &1395 et seq., and regulations adopted under the authority thereof, the Medicaid program adopted by any state pursuant to 42 U.S.C. &1396 et seq., and regulations adopted under the authority thereof, and every intermediary, carrier and administrator of any of such programs.

         Net Outstanding Balance. As of any date, the balance of the Verified Net Claim Payment Amount applicable to a Purchased Receivable.

         Offer. Each offer by the Seller to sell Eligible Receivable(s) to the Purchaser pursuant to an Offer Letter, including the Initial Offer.

         Offer Letter. A letter from the Seller to the Purchaser supplying the information specified in the form attached hereto as Exhibit A or in such other form as Purchaser may direct.

         Patient. Any Person receiving Medical Services from Seller and all Persons legally liable to pay Seller for such Medical Services other than Insurers.

         Person. An individual, corporation, partnership, joint venture, trust, incorporated organization, or any juridical and/or business entity, or a government or any agency or political subdivision thereof.

         Purchase Date. For Eligible Receivable(s), the effective date of an Offer, which shall be a Business Day at least one (1) Business Day after receipt by the Purchaser of an Offer Letter with respect to such Eligible Receivable(s).

         Purchase Discount. The Purchase Discount shall be comprised of two components: (i) a funding fee, in an amount equal to one percent (1%) per thirty
(30) day period of the outstanding "Batch Payoff" (Investment plus accrued Purchase Discounts) for a Batch of Eligible Receivable(s) purchased under this Agreement, and (ii) a servicing fee, for the monitoring, processing and tracking of Receivables, in an amount equal to one third of one percent (0.3333%) per thirty (30) day period of the outstanding "Batch Payoff" (Investment plus accrued Purchase Discounts) for a Batch of Eligible Receivable(s) purchased under this Agreement.

         Purchase Documents. This Agreement, each Offer Letter, each Purchased Receivables Statement and all future amendments, supplements or modifications of each of the foregoing, and all other documents, certificates and agreements executed or delivered (or to be executed or delivered) pursuant to any of the foregoing documents.

         Purchase Price. For each Batch of Eligible Receivables purchased by the Purchaser hereunder, the Verified Net Claim Payment Amount thereof on the Purchase Date.

         Purchased Receivables. Eligible Receivables, and the Related Security therefor, which have been purchased by the Purchaser pursuant to an Offer Letter by payment of the Initial Payment therefor.

         Receivable. An "account" (as defined in Article 9 of the Uniform Commercial Code as in effect in the state of any applicable jurisdiction) generated by the Seller in the ordinary course of its business of providing Medical Services.

         Related Security. (a) All of the Seller's interest in all rights, security, guarantees, indemnities, payment or performance bonds, insurance policies (benefits of which have been assigned by Patients to Seller), warranties and other agreements and arrangements supporting or securing payment of a Receivable; (b) all of the Seller's rights as a provider of Medical Services, other services, seller of goods or unpaid seller or lienor, including, without limitation, attachment, replevin and reclamation; (c) all files, records (including, without limitation, computerized records and all applicable medical records), books, ledger cards (including, without limitation, computer programs, tapes and related electronic data processing software) and writings of the Seller or in which it has interest in any way relating to the foregoing; and (d) all proceeds and products of the foregoing or any Receivable.

         Replacement Date. The fifth (5th) Business Day after any Purchased Receivable ceases to be an Eligible Receivable or becomes a Delinquent Purchased Receivable.

         Reserve. With respect to a Batch, an amount equal to the Purchase Price for such Batch less the Initial Payment applicable thereto, which Reserve shall be held and applied in the manner set forth in Section 2.3.

         Settlement Date. Friday of each week if such day is a Business Day or any other mutually agreed upon day.

         Termination Event. (a) The Seller fails to promptly remit to the Purchaser all or any portion of any Collection with respect to a Purchased Receivable which it may receive; (b) the occurrence of a Bankruptcy Event with respect to the Seller; (c) the Seller fails to assign to the Purchaser additional Eligible Receivable after the Purchaser has exercised the option described in Section 2.6 hereof; (d) the Seller refuses to permit a verifier, selected by Purchaser in its reasonable discretion to participate in the verification of Seller's Receivables or the with respect to Receivables from Government Programs, the review of cost reports applicable thereto; (e) the Seller breaches any of its representations or warranties contained in this Agreement or fails to honor any other material obligations set forth in this Agreement within ten (10) days after receipt of written notice from the Purchaser setting forth in reasonable detail any such failure; or (f) an Event of Default shall have occurred under that certain Secured Term Note dated on or about the date hereof in the original principal amount of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), executed by The Wendt-Bristol Health Services Corporation (an Affiliate of Seller).

         Verified Net Claim Payment Amount. The dollar amount payable to Seller by an Eligible Insurer obligated on a Receivable, a claim for which has been submitted to the Insurer and verified by a verifier reasonably selected by Purchaser, less any and all deductions deemed applicable by Purchaser in its reasonable discretion, which deductions shall be based when practicable upon objective criteria, including, without limitation, historical collections by payor class, specific contractual allowances or the exclusion of individual co-payment Receivables.

2.       Purchase, Sale and Collection of Receivables.

         2.1 Revolving Purchases. On the date on which all conditions precedent described in Section 4 hereof have been satisfied, the Seller may offer Batches of Eligible Receivables for sale to the Purchaser on any Business Day (the first such offer is referred to herein as the "Initial Offer").

         2.2 Offer Procedures.

(a) At least two (2) Business Days prior to the Purchase Date of any Offer, the Seller shall deliver to the Purchaser with respect to each Offer (i) an Offer Letter, duly executed by an Authorized Person of the Seller, certifying that each Receivable subject to such Offer Letter is an Eligible Receivable and containing the other information specified therein, and attached to which shall be a printout or listing describing the Insurer, the gross claim amount of each Eligible Receivable in the Batch subject to the Offer Letter, the Verified Net Claim Payment Amount of the Batch if then available and such other information as the Purchaser shall require and (ii) an Assignment of Receivables in the form attached hereto as Exhibit B, duly executed by Authorized Persons of the Seller.

(b) Each Offer of Eligible Receivables for sale to the Purchaser shall be subject to the condition that the Purchaser's total Investment in Purchased Receivables shall at no time exceed the Commitment. The Purchaser may, in its reasonable discretion, accept or reject all or part of any Offer. If the Purchaser rejects all or any part of any Offer, the Purchaser shall notify the Seller of the reason for such rejection. If the Purchaser accepts all or any part of any Offer, the Purchaser shall (i) if not earlier determined determine the Verified Net Claim Payment Amount of the Batch, (ii) advise Seller thereof,
(iii) notify the Seller of such acceptance no later than 10:00 a.m. on the Purchase Date, and (iv) make the Initial Payment therefor to the Seller no later than 2:00 p.m. on the Purchase Date. Seller understands and agrees that except for its rights in the Reserve applicable to a Batch as set forth herein, payment of the Initial Payment shall complete the transfer to the Purchaser of full legal and beneficial title to and full and absolute ownership of the Purchased Receivables and all Related Security therefor and Seller shall have no further ownership rights therein. Notwithstanding the foregoing, with respect to any Purchased Receivable which represents an obligation under a Government Program, Seller shall retain the right to receipt of payment and any right to demand or otherwise make a claim under such a Government Program.


         2.3 Reserve. The Reserve account applicable to a Batch shall be held as additional security for Seller's obligations hereunder (and Seller hereby grants a Security Interest therein to Purchaser) and may be credited, charged, or applied against such obligations of Seller. So long as no Delinquent Purchased Receivables are outstanding and Seller is not in default of any of its obligations hereunder, the Reserve (or such portion thereof as has been collected) shall be released and paid to Seller on the Settlement Date next following the receipt by Purchaser of a sum equal to the Initial Payment plus the Purchase Discount of the respective Batch. The balance of such Reserve, if any, (except as otherwise provided below) shall be released and paid to Seller on the earlier to occur of (i) the Settlement Date next following receipt by Purchaser of the aggregate Verified Net Claim Payment Amount of the respective Batch or (ii) the Settlement Date next following the expiration of the Collection Period applicable to the Batch, and the balance of such Reserve account applicable to the Batch shall be canceled and all uncollected Purchased Receivables in the Batch shall be re-assigned to Seller without recourse or warranties of any kind; provided that if at the expiration of the Collection Period, Purchaser shall have received Collections in an amount (a) less than the sum of the Initial Payment plus the Purchase Discount for the Batch, the Reserve account shall be canceled, all uncollected Purchased Receivables in the Batch shall be re-assigned to Seller without recourse or warranties of any kind and, at its option, Purchaser may offset the difference between the Collections received and the sum of the Initial Payment plus the Purchase Discount from any other Reserve account for any other Batch of Purchased Receivables or from amounts due Seller from the purchase of other Batches or Purchaser may exercise the Replacement Option in Section 2.6. Seller understands and agrees that a Reserve account may represent accounting entries and not cash balances.

         2.4 Settlement. On each Settlement Date, provided that Seller has not failed to honor any of its obligations hereunder, Purchaser shall release any amounts in any Reserve account that Seller is then entitled to pursuant to the terms hereof, together with (i) any payment on any Purchased Receivables which were re-assigned to Seller in accordance with Section 2.3 and (ii) any amounts received by Purchaser not on account of Purchased Receivables. Such settlement shall be accompanied by a settlement statement in a form prepared by Purchaser. If any Settlement Date is also a Purchase Date or Replacement Date, the aggregate amount to be remitted to Seller by Purchaser shall be netted or credited against any amounts then due Purchaser.

         2.5 Reports; Applications. At such times during a Collection Period as Seller shall request but not more frequently than weekly, Purchaser shall submit to Seller, or cause a third party to submit to Seller, a Purchased Receivables Statement substantially in the form of Exhibit C attached hereto, or such other acceptable report reporting the status of Collections with respect to all Batches by each Seller of Purchased Receivables, together with a reconciliation of Purchaser's Investment in Purchased Receivables as of the date of the report. Purchaser hereby further agrees to make all applications of Collections within seventy two (72) hours of their receipt by Purchaser.

         2.6 Replacement Option.

(a)         If the Net Outstanding Balance of any Purchased Receivable is either
(i) reduced or cancelled as a result of any defective, rejected, repossessed or returned services, any cash discount or any retainage or any other adjustment, or (ii) reduced or cancelled as a result of any dispute, setoff or by agreement, in respect of any claim by the Insurer thereof or by a Patient against the Seller, then the Purchaser shall have the option of requiring the Seller to replace such Purchased Receivable by assigning to the Purchaser, on the next Replacement Date, additional Eligible Receivables with an aggregate Verified Net Claim Payment Amount on such Replacement Date of at least one hundred percent (100%) of the amount of such reduction, adjustment or cancellation.

(b) If any Purchased Receivable ceases to be an Eligible Receivable or any Purchased Receivable becomes a Delinquent Purchased Receivable (unless such Delinquent Purchased Receivable is the result of the bankruptcy, insolvency or financial inability to pay of the Insurer thereof as demonstrated by the Seller to the reasonable satisfaction of the Purchaser), then the Purchaser shall have the option of requiring the Seller to replace such Purchased Receivable by assigning to the Purchaser, on the next Replacement Date, additional Eligible Receivables with an aggregate Verified Net Claim Payment Amount on such Replacement Date equal to at least one hundred percent (100%) of the Net Outstanding Balance of the replaced Purchased Receivable.

(c) On the Purchase Date following the Replacement Date, in lieu of the provisions of paragraphs (a) and (b) above, the Purchaser may elect to reduce the aggregate Purchase Price for Eligible Receivables purchased by the Purchaser on such date by one hundred percent (100%) of the Net Outstanding Balance then remaining unpaid on any Purchased Receivable being replaced.

(d) If the Purchaser elects to exercise the replacement option described above with respect to any Purchased Receivable(s), the Purchaser will, contemporaneously with the assignment of the required amount of additional Eligible Receivables on the Replacement Date, re-assign the replaced Purchased Receivable(s) to the Seller without recourse or warranties of any kind.

         2.7 No Assumption. The Purchaser does not, and shall not be deemed to, assume any obligations of the Seller relating to any Receivables or the transactions giving rise to any Receivables.

         2.8 Receivables Purchase Transaction; Not a Loan. The transactions contemplated by this Agreement are purchases of Receivables. The Purchase Price paid for the Purchased Receivables by the Purchaser does not constitute a loan to the Seller, and the Seller shall not have any obligation to repay such Purchase Price or any other obligation with respect to Purchased Receivables except as specified herein. In the event, however, that a court of competent jurisdiction were to hold that the transactions evidenced by this Agreement constitute loans rather than purchases and sales of Receivables, it is the intention of the parties hereto that this Agreement shall constitute a security agreement under the Uniform Commercial Code and other applicable law, and that Seller shall be deemed to have granted to Purchaser a first priority security interest in all of Seller's right, title and interest in and to the Receivables and the Related Security pursuant to the terms of the Purchase Documents. The Purchaser's ownership of the Purchased Receivables constitutes full and absolute ownership of all right, title and interest in such Receivables free and clear of any redemption or conditional ownership by Seller.

         2.9 Security Interest in Other Assets. As additional security for Seller's obligations hereunder, Seller hereby grants a Security Interest in such other assets of Seller as Purchaser and Seller shall agree, which agreement shall be evidenced by a Financing Statement executed by Purchaser and Seller.

3. Representations and Warranties of the Seller. To induce the Purchaser to enter into this Agreement, each entity comprising the Seller represents and warrants to the Purchaser as follows:

         3.1 Existence. The Seller is a corporation or other entity duly organized or formed, validly existing and in good standing under the laws of its state of incorporation or formation. The Seller is duly qualified to transact business, and is in good standing, in each jurisdiction where the nature of its business or properties requires such qualification. The Seller has all requisite power, authority, licenses, permits and approvals material to the ownership and operation of its properties and to the carrying on of its business.

         3.2 Capacity. The Seller has all requisite power and authority to execute and deliver, and to perform under this Agreement and the other Purchase Documents.

         3.3 Authorization. The execution and delivery of, and performance by the Seller under, this Agreement and the other Purchase Documents, have been duly authorized by all requisite action; are not in contravention of any applicable Law; are not in contravention of the terms of its Articles or Certificate of Incorporation or other formation documents or bylaws (if a corporation), the terms of any credit or loan agreement, indenture, lease, franchise, marketing agreement, license, mortgage or deed of trust, or other material agreement, undertaking or arrangement (written or oral) to which the Seller is a party or by which it (or any of its assets) may be bound; and will not give rise to the creation of any Lien upon any of the assets of the Seller.

         3.4 Validity. This Agreement and the other Purchase Documents, when executed and delivered by all parties thereto, will constitute the valid, legal and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

         3.5 Consent. To the best of Seller's knowledge, after reasonable investigation, no consent, approval or authorization of, registration with or declaration to any tribunal, Person or entity, including, without limitation, the Patients or the Insurers obligated on the Purchased Receivables, or approval by the shareholders of the Seller (if Seller is a corporation), is required in connection with the execution and delivery of this Agreement and the other Purchase Documents or in connection with the performance by the Seller of any covenant or agreement contained herein or therein.

         3.6 Defaults Under Other Documents. Except as disclosed in writing by Seller to Purchaser on or prior to the date hereof, the Seller is not, nor will the execution, delivery, performance of or compliance with the terms of this Agreement and the other Purchase Documents cause the Seller to be, in default or in violation (nor has any event or condition occurred which, with notice or lapse of time or both, would constitute a default violation) under (a) its Articles or Certificate of Incorporation or other formation documents or by laws (if a corporation), or (b) any credit or loan agreement, indenture, lease, franchise, marketing agreement, license, mortgage or deed of trust, or other material agreement, undertaking or arrangement to which it is a party or by which it (or its assets) may be bound.

         3.7 Compliance with Laws. The Seller is not, and the execution, delivery and performance of, and compliance with, the terms of this Agreement and the other Purchase Documents will not cause the Seller to be, in violation of any Laws in any respect that could have any material adverse effect whatsoever upon (a) the validity, performance or enforceability of any of the material terms of this Agreement and the other Purchase Documents, or (b) the financial condition or business operations of the Seller.

         3.8 Place of Business. The place of business of the Seller, or the Seller's chief executive office if the Seller has more than one place of business, is located at the address of the Seller set forth herein, and the Seller keeps its books and records regarding its Receivables at that address.

         3.9 Receivables. The Seller (a) is the sole owner of all right, title and interest in and to all of its Receivables (including the Purchased Receivables) free and clear of any Lien and (b) has not sold, assigned, hypothecated, pledged or granted any Lien or security interest in all or any portion of such Receivables.


4.       Conditions Precedent.

         The Seller shall not be deemed to have made the Initial Offer until all requirements set forth in this Section 4 are satisfied and the Purchaser has received the documentation set forth in this Section 4 :

         4.1 Formation Documents and Certificates. Copies of the Articles of Incorporation, or other formation documents, and all amendments thereto, of the Seller, to be accompanied by (i) a certificate of the Secretary of State of its jurisdiction of incorporation or formation, dated as of a date no more than ten
(10) days prior to the date of the Initial Offer, to the effect that such copies are correct and complete, and (ii) a certificate of its Secretary, dated as of the date of the Initial Offer, that each such copy is correct and complete and that no changes have occurred therein after the date of the foregoing official certificate.

         4.2 Bylaws. If Seller is a corporation, copies of the bylaws, and all amendments thereto, of the Seller, to be accompanied by a certificate, dated as of the date of the Initial Offer, of its Secretary that such copies are correct and complete.

         4.3 Good Standing. A certificate of the Secretary of State of Sellers jurisdiction of incorporation or formation bearing a date not more than (10) days prior to the date of the Initial Offer, to the effect that the Seller is a corporation or other entity duly organized and in good standing under the Laws of the State of its incorporation or formation.

         4.4 Incumbency. Certificates of incumbency of all officers of the Seller who will be authorized to execute or attest any of the Purchase Documents on behalf of the Seller, executed by the Secretary of the Seller, dated as of the date of the Initial Offer.

         4.5 Resolutions. Copies of resolutions of the Board of Directors or partners of the Seller, approving the execution of this Agreement and the other Purchase Documents and authorizing the performance of the obligations of the Seller contemplated in this Agreement and in the other Purchase Documents, accompanied by a certificate of its Secretary, dated as of the date of the Initial Offer, that such copies are complete and correct copies of resolutions duly adopted at a meeting of (which may be held by conference telephone or similar communication equipment by means of which all Persons participating in a meeting can hear each other if permitted by applicable Law) or by the unanimous written consent of (if permitted by applicable Law) such Board of Directors or partners, and that such resolutions have not been amended, modified or revoked in any respect, and are in full force and effect as of the date of the Initial Offer.

         4.6 Financing Statements. All financing statements requested by the Purchaser to evidence the sale of Receivables pursuant to this Agreement or otherwise required by this Agreement, duly executed by the Seller and filed in the appropriate jurisdictions.

         4.7 Opinion of Counsel. Unless waived by Purchaser, the opinion of counsel to the Seller, addressed to the Purchaser, to the effect that such counsel has examined this Agreement and such other documents and matters as such counsel deemed necessary to reach the conclusions stated in the opinion, which conclusions shall include the following: (i) the Seller is a corporation or other entity, duly organized, validly existing and in good standing under the laws of its state of incorporation or formation; (ii) to the best knowledge of such counsel, the Seller is duly qualified to transact business, and is in good standing, in each jurisdiction where the nature of its business or properties requires such qualifications; (iii) the Seller has all requisite corporate power and corporate authority to execute and deliver and perform under, this Agreement; (iv) the execution and delivery of, and performance by the Seller under, this Agreement
(A) have been duly authorized by all requisite action, (B) to the best knowledge of such counsel, are not in contravention of any applicable Law, and (C) are not in contravention of its Articles or Certificate of Incorporation or other formation documents, or bylaws (if a corporation), or to the best knowledge of such counsel, the terms of any credit or loan agreement, indenture, lease, franchise, marketing agreement, license, mortgage or deed of trust, or other material agreement, undertaking or arrangement (written or oral) to which the Seller is a party or by which it (or any of its assets) may be bound; (v) this Agreement, when executed and delivered by all parties hereto, will constitute the valid, legal and binding obligation of the Seller, enforceable, subject to customary qualifications, in accordance with its term; (vi) to the best knowledge of such counsel, no consent, approval or authorization of, registration with or declaration to any tribunal, Person or entity, including without limitation, the Patients or Insurers obligated on the Receivables, is required in connection with the execution and delivery of this Agreement, the sale of the Receivables to the Purchaser in accordance with the terms hereof or in connection with the performance by the Seller of any covenant or agreement contained herein; and (vii) to the best knowledge of such counsel, no approval by the shareholders of the Seller (if Seller is a corporation) is required in connection with the execution and delivery of this Agreement or in connection with the performance by the Seller of any covenant or agreement contained herein.

         4.8 Closing Certificate. Certificates of the Seller, duly executed by Authorized Persons of the Seller, dated as of the date of the Initial Offer, certifying that the representations and warranties contained herein are true and correct as of such date, and that no Termination Event has occurred as of such date.

         4.9 UCC Searches. Copies of Certificates on form UCC-11 of the Secretary of State of each jurisdiction where the Seller has its chief executive office or keeps its books and records regarding Receivables, and copies of all financing statements listed thereon, evidencing that no Person (other than the Purchaser) has an interest in or Lien on any Receivables owned by the Seller, whether such interest or Lien arises because such Receivables are proceeds of inventory or otherwise.

         4.10 Other Documents. Any and all other documents or certificates reasonably requested by the Purchaser in connection with the purchase of Eligible Receivables pursuant to this Agreement.

         4.11 Commitment Fee. The payment of a fee in an amount equal to one and one-half percent (1.5%) of the Commitment.

5.  Covenants of the Seller.

         5.1 Collection by the Seller. From and after the date of the Initial Offer, the Seller, as independent contractor on behalf of the Purchaser in accordance with the requirements of this Agreement, shall assist Purchaser and its representatives in collecting all payments on the Purchased Receivables and, upon a default by Seller and if directed by Purchaser, all other receivables of Seller, and cause such Collections to be remitted to the Purchaser as provided herein. If under any bankruptcy, insolvency, fraudulent transfer or other law affecting the rights of creditors generally, the Purchaser is required by a court to return to any Person any amount of Collections previously received by the Purchaser, the Seller agrees to promptly assign to the Purchaser, without setoff, deduction or counterclaim of any kind, additional Eligible Receivables with an Verified Net Claim Payment Amount on such date of at least one hundred percent (100%) of such amount of Collections required to be returned.

         5.2 Operations. The Seller shall assist in collecting the Purchased Receivables in an orderly and efficient manner consistent with good business practices and in accordance with all applicable Laws. The Seller shall not modify the terms of any Purchased Receivables so as to impair the value or collectability thereof.

         5.3 Payment of Collections. The Seller shall instruct all Insurers obligated to pay Purchased Receivables and, upon a default by Seller, all other Receivables of Seller, to make all payments thereon to such lockbox or other account(s) as the Purchaser, or any lender to the Purchaser, may direct, provided that payments from payors under Government Programs shall be made to such account(s) or otherwise in compliance with all applicable Laws, rules or regulations applicable to such payments. If the Seller shall receive any payments on any Purchased Receivables, such payments shall be promptly delivered, uncashed by the Seller and without commingling such payments with other funds of the Seller, to the Purchaser or as directed by the Purchaser.

         5.4 Records. The Seller shall at all times maintain full and accurate books and records regarding the Purchased Receivables and Collections thereon in accordance with generally accepted accounting principles. Such books and records shall be marked to indicate the ownership interest of the Purchaser in the Purchased Receivables. Subject to any prohibitions or any Law, such books and records, together with other financial and business information concerning Seller and all applicable medical records, shall be available for inspection, audit and copying by the Purchaser and its representatives during reasonable business hours.

         5.5 Relationship of Parties. The Seller shall have the status of and act as an independent contractor in the collection of Purchased Receivables on behalf of the Purchaser, and shall in no event be, or be deemed to be, an agent of the Purchaser. Furthermore, this Agreement shall not be construed to create a partnership or joint venture between the Purchaser and the Seller.

         5.6 Duty of Care. In the administration and collection of the Purchased Receivables and in all actions contemplated by this Agreement, the Seller shall use the same degree of care that the Seller uses in the collection of any other accounts receivable owned by the Seller.

         5.7 Notice of Changes. The Seller shall notify Purchaser in writing at least thirty (30) Business Days prior to the date of change of its name, the location of its chief executive office, its principal place of business, or the place where it keeps its books and records. No later than thirty (30) days after the occurrence of any of the aforementioned changes, the Seller shall deliver to the Purchaser acknowledgment copies of amendments on form UCC-3 reflecting such change duly executed and duly filed before the effective date of the change in each jurisdiction in which UCC-1 filings were made in order to evidence the sale of Receivables pursuant to this Agreement.

         5.8 Patient Compliance. Seller shall use its best efforts to ensure that Patients have satisfied all conditions precedent to the Insurer's obligation to pay at least the Verified Net Claim Payment Amount under insurance policies relating to Purchased Receivables.

6. Certain Rights.

         6.1 Notice to Insurers. At any time after the Seller fails to perform any of its material obligations hereunder, the Purchaser may terminate any duties of the Seller with respect to assisting in the collection of the Purchased Receivables. At any time after the date of the Initial Offer, the Purchaser, upon five (5) days prior written notice to Seller specifying the reason for such notice, notify any Insurers obligated on the Purchased Receivables (other than payors under Government Programs if such notification would be ineffectual or unlawful) (A) of the sale and assignment of the Purchased Receivables to the Purchaser, and (B) to make all payments on the Purchased Receivables directly to the Purchaser or its designee, provided that if Seller is not in default hereunder such notice shall be in the form attached hereto as Schedule 6.1. Upon the receipt of such notice, the Seller shall promptly deliver to the Purchaser or its designee all books and records (including, without limitation, computerized records and all applicable medical records, subject only to any laws governing patient confidentiality) relating to the Purchased Receivables.

         6.2 Termination. Unless terminated by either Purchaser or Seller pursuant to any of the provisions of this Section 6.2, the term of this Agreement shall be three (3) years from the date of this Agreement, and shall automatically extend for successive one (1) year terms. At any time, either (i) immediately upon the occurrence of a Termination Event, or (ii) upon the expiration of the initial three (3) year term or any subsequent one-year renewal term, at either time upon thirty (30) days prior written notice to the Seller from the Purchaser, the Purchaser may terminate this Agreement and the Commitment of the Purchaser to purchase Eligible Receivables; provided that if a Termination Event occurs, this Agreement shall be terminated automatically, without any further action by the Purchaser. Provided Seller is not in default hereunder, Seller may terminate this Agreement if the Purchaser fails to (A) purchase Eligible Receivables offered by Seller to Purchaser pursuant to the terms and conditions of Section 2.2(b) hereof for a period of thirty (30) substantially consecutive days or (B) release to Seller any Reserve (or a portion thereof) or other amounts in accordance with the terms and conditions of
Section 2.4 hereof. Seller may also terminate this Agreement to be effective on the date specified in the Seller's written Notice to Purchaser, which effective date shall be no earlier than thirty (30) days from the date of said Notice, (A) after three (3) years from the date hereof, or (B) at the end of any one-year renewal term, or (C) anytime after one (1) year from the date hereof and before three (3) years from the date hereof, provided that (i) in the case of a termination under the preceding item (C), Seller makes a payment to Purchaser of a termination fee equal to two percent (2%) of the average Batch Payoff during the term of this Agreement, and (ii) Purchaser has collected or the Seller pays Purchaser in full the then remaining Batch Payoff amount.

         From and after any termination pursuant to this Section 6.2, the Seller shall not make any further Offers; provided however, the Seller shall continue to comply with all of its obligations hereunder, including obligations with respect to outstanding Purchased Receivables. Upon the occurrence of a Termination Event, Purchaser shall have, in addition to all other rights and remedies under the Purchase Documents, all other rights and remedies provided under the applicable Uniform Commercial Code and other applicable law, which rights shall be cumulative.

         During the term of this Agreement, each month Seller shall offer to sell to Purchaser Eligible Receivables having an aggregate Verified Net Claim Payment Amount of at least Five Hundred Thousand and No/100 Dollars ($500,000.00).

7. General Provisions.

         7.1 Assigns. Seller may not assign any of its rights or duties hereunder without the prior written consent of the Purchaser and any attempt to do so shall be void. Purchaser may, without the consent of Seller, assign all or any portion of its rights hereunder by way of participations (to Affiliates) or otherwise to such other entities that such Purchaser may select, provided that it shall provide prompt notice to Seller of its assignment of all of its rights hereunder.

         7.2 Modifications and Waivers. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. No waiver shall be valid in the absence of the written and signed consent of the party against which enforcement of such is sought.

         7.3 Notice. Except as otherwise specifically provided herein, any notice hereunder shall be in writing (including telegraphic or telecopy communication) and, if mailed, shall be deemed to be given three (3) days after being sent by registered or certified mail, postage prepaid, or if telegraphed when delivered to the telegraph company, or if telecopied when transmitted, or otherwise when delivered in person to the addressee and a receipt given for, in all such instances addressed to the parties as set forth on the signature page hereof, or at such other address as the addressee may, by written notice received by the other party hereto, designate as the appropriate address for purposes of notice hereunder.

         7.4 Amendment. This Agreement may be amended, supplemented or modified, and the observance of any term or provision hereof may be waived, only with the written consent of the Seller and the Purchaser.

         7.5 CHOICE OF LAW. THIS AGREEMENT, AND THE VALIDITY AND ENFORCEMENT HEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF MARYLAND.

         7.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

         7.7 ENTIRETY. THIS AGREEMENT EMBODIES THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, IF ANY, RELATING TO THE SUBJECT MATTER HEREOF. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUB-

SEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

         7.8 Execution. This Agreement may be executed in one or more counterparts, each of which for all purposes is to be deemed an original. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         7.9 Survival. All covenants, agreements, undertakings, indemnities, representations, and warranties made herein shall survive both the execution and the termination hereof for a period of three years thereafter, and shall not be affected by any investigation made by any party.

         7.10 Money. All references herein to "Dollars," "dollars," the sign "$" "money," "payments," or other similar financial or monetary terms are references to currency of the United States of America.

         7.11 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not be deemed to limit, amplify or modify the terms of this Agreement.

         7.12 Sections , Etc. All references to "Section ," "Sections ," "Subsection," "Paragraph" or "paragraphs" contained herein are, unless specifically indicated otherwise, reference to articles, sections, subsections and paragraphs of this Agreement. All references to "Exhibits" and "Schedules" contained herein are references to Exhibits and Schedules attached hereto, all of which are made a part hereof for all purposes, the same as if set forth herein verbatim, it being understood that if any Exhibit or Schedule attached hereto which is to be executed and delivered, contains blanks or is otherwise required to be updated from time to time, the same shall be completed correctly and in accordance with the terms and provisions contained herein and as contemplated herein prior to or at the time of the execution and delivery thereof.

         7.13 Third Party Beneficiaries. It is expressly agreed and understood among the parties to this Agreement that no provisions of this Agreement are intended to benefit any third party and no third party is entitled to rely upon any provisions contained herein; provided that any participant or assignee of the Purchaser shall be entitled to the benefits hereof.

         7.14 Further Assurances. The Seller shall furnish to Purchaser at Purchaser's request such additional information concerning the Purchased Receivables or Related Security as Purchaser may from time to time reasonably request in order to establish compliance with the terms and conditions of this Agreement, and execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, such supplements hereto and such further instruments and documents as may reasonably be required or appropriate and permitted by Law to further express the intention, or to facilitate the performance, of this Agreement.

         7.15 Fees and Expenses. The Seller shall pay to the Purchaser (or any assignee or participant) the reasonable out-of-pocket costs, fees and expenses (including reasonable attorney's fees, whether payable to outside counsel or Purchaser's general counsel, and reasonable auditing fees) incurred by the Purchaser (or any assignee or participant) incident to the exercise of the rights of the Purchaser and the enforcement of the Seller's obligations hereunder, or the bankruptcy or insolvency of the Seller, within fifteen (15) days of the receipt of notice thereof. Upon request, Seller will reimburse Purchaser (or any assignee or participant) certain routine expenses, including credit research, filing searches, filing fees, wire transfer costs, overnight mail and travel expenses, provided that the costs associated with the closing of this Agreement shall not exceed $7,500.

         7.16 Indemnity. Each entity comprising the Seller hereby indemnifies and holds harmless Purchaser (or any assignee or participant) against any and all liabilities, obligations, losses, damages, penalties, action, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees and expenses) which may be imposed on, incurred by or asserted against the Purchaser (or any assignee or participant) due to any action or inaction of the Seller, or through the Seller, in any way relating to, or arising out of, this Agreement or any of the transactions contemplated herein. The Purchaser hereby indemnifies and holds harmless Seller against any and all liabilities, obligations, losses, damages, penalties, action, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Seller due to the Purchaser's breach of this Agreement or any of the transactions contemplated herein. The indemnities contained in this Section shall survive any termination of this Agreement.

         7.17 Joint and Several Liability; Binding Obligations. Except for Wendt-Bristol Diagnostics Company, L.P., which shall not be jointly and severally liable for any obligations of the other entities comprising the Seller, but rather shall only be liable for its own obligations arising under this Agreement and the other Purchase Documents, each entity comprising the Seller and executing this Agreement on behalf of the Seller shall be jointly and severally liable for all of the obligations of each other entity comprising the Seller under this Agreement and the other Purchase Documents (including, specifically, the obligations of Wendt-Bristol Diagnostics Company, L.P. arising under this Agreement and the other Purchase Documents, as to which each of the other entities comprising the Seller shall be jointly and severally liable). In addition, except for Wendt-Bristol Diagnostics Company, L.P., which shall be bound only by its own representations, warranties, covenants, obligations, conditions, agreements, and in-demnities, each entity comprising the Seller hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements, indemnities and other terms contained in this Agreement shall be applicable to and shall be binding upon each individual entity comprising the Seller, and shall be binding upon all such entities when taken together.

         7.18 Limited Power of Attorney. The Seller hereby irrevocably constitutes and appoints Purchaser (or any assignee or participant) as its agent and attorney-in-fact for so long as any Purchased Receivables are uncollected for the limited purposes of (i) preparing, executing on behalf of Seller and filing for record any notices or other instruments which Purchaser (or any assignee or participant) reasonably determines is necessary to protect its interests in Purchased Receivables, (ii) preparing, executing on behalf of Seller and/or delivering all documents, instruments or information pertaining to any Related Security which Purchaser (or any assignee or participant) reasonably determines is necessary, including without limitation, delivering any medical records (subject only to any laws governing patient confidentiality) or other records or information to an Insurer to aid in the collection of a Purchased Receivable, and (iii) receiving and endorsing for Seller any drafts, checks or other payment instruments and cash evidencing Purchased Receivables or any Related Security or any other Receivables of Seller then being collected by Purchaser (or any assignee or participant) and depositing the same in accordance with the provisions of this Agreement. If requested by Purchaser (or any assignee or participant), Seller shall execute and deliver to Purchaser (or any assignee or participant) a separate Power of Attorney in favor of Purchaser (or any assignee or participant) evidencing the foregoing Power of Attorney which may be filed of record and provided to third parties if so determined by Purchaser (or any assignee or participant).

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

HEALTHPARTNERS FUNDING, L.P.
c/o HealthPartners Financial Corporation
2 Wisconsin Circle
Suite 320
Chevy Chase, Maryland 20815

By:    HEALTHPARTNERS FINANCIAL CORPORATION,
       General Partner

By:    ________________________________
       John K. Delaney,  President


WENDT-BRISTOL DIAGNOSTICS COMPANY, L.P.
1550 Kenny Road
Columbus, Ohio  43212

By:    Wendt-Bristol Diagnostics Company,
       General Partner


By:    ______________________________(SEAL)
Name:  Sheldon A. Gold
Title: President

THE WENDT-BRISTOL COMPANY
Two Nationwide Plaza, Suite 760
Columbus, Ohio 43215


By:    ______________________________(SEAL)
Name:  Sheldon A. Gold
Title: President

ETHAN ALLEN CARE CENTER, INC.
dba Bristol House of Springfield
Two Nationwide Plaza, Suite 760
Columbus, Ohio 43215

By:    ______________________________(SEAL)
Name:  Sheldon A. Gold
Title: President


WENDT-BRISTOL HOME HEALTH CARE COMPANY
Two Nationwide Plaza, Suite 760
Columbus, Ohio 43215


By:    ______________________________(SEAL)
Name:  Sheldon A. Gold
Title: President

                                   EXHIBIT A

                              Form of Offer Letter


TO:  HEALTHPARTNERS FUNDING, L.P.
     c/o HealthPartners Financial Corporation
     2 Wisconsin Circle
     Suite 320
     Chevy Chase, Maryland 20815
     Attn:  John K. Delaney

FROM:                 [Seller]

PURCHASE DATE:___________________, 199___

         Pursuant to that certain Receivables Purchase and Sale Agreement dated _____, 199_ (the "Agreement") between the Purchaser and the undersigned Seller, the undersigned Seller hereby offers for sale the Batch of Eligible Receivables described on Schedule A* attached hereto (the "Subject Receivables").

         The Seller hereby certifies that:

(a) All of the Subject Receivables constitute Eligible Receivables which have not heretofore been sold and relate to Patients or residents currently being provided Medical Services by Seller;

(b) The Seller has fully performed all of its obligations under the Agreement;

(c) The place of business of the Seller, or the Seller's chief executive office if the Seller has more than one place of business, is located at the address given for the Seller in the Agreement, and the Seller keeps its books and records regarding its Receivables at such address;

(d) The representations and warranties made by the Seller in the Agreement are true and correct in all material respects as if made as of the date of this Offer Letter;

(e) Acceptance of this Offer, in whole or in part, and payment of the Initial Payment, shall transfer full legal and beneficial title to and full absolute ownership of and to all of the Subject Receivables purchased, and all Related Security therefor; and

(f)      No Termination Event has occurred.

- ---------------
* Schedule A must describe the name of the Patient, the Insurer, the gross dollar amount of each Subject Receivable and the Verified Net Claim Payment Amount of each Subject Receivable.

         Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

                                        [Seller]

                                        By:_____________________________________

                                        Name:___________________________________

                                        Title:__________________________________


Date of Offer Letter:

                                    EXHIBIT B

                            Assignment of Receivables


         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Seller hereby assigns, sells and conveys to HEALTHPARTNERS FUNDING, L.P. the Subject Receivables specified in the Offer Letter dated ______________, 199____ and listed on Schedule A attached hereto, together with all Related Security therefor, all in accordance with and subject to the terms of that certain Receivables Purchase and Sale Agreement dated _____, 199_, (the "Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement or the Offer Letter referred to herein.


Effective Date:__________________199____


[Seller]


By:_________________________________

Name:_______________________________

Title:______________________________